August 7, 2008
For Immediate Release
Phone: 609-561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Joanne Brigandi x4240

SJI Reports Q2 2008 Results
Reaffirms 2008 Economic Earnings Growth Guidance of 6 – 10%

Folsom, NJ – South Jersey Industries (NYSE: SJI) today announced a loss from continuing operations for the second quarter 2008 of $13.3 million, or $0.45 per share, compared with income from continuing operations of $10.8 million, or $0.37 per share, for the same quarter of 2007. The loss reflected the impact of a net mark-to-market loss of $20.9 million, or $0.70 per share, on the derivatives we use to hedge the activities of our commodity asset management and marketing businesses.  This non-cash loss had been virtually eliminated by July 31, 2008 due to a decrease in natural gas prices.
SJI’s Economic Earnings from continuing operations for the second quarter of 2008 were $7.6 million, up 23% from $6.2 million for the same quarter in 2007. Economic Earnings per share from continuing operations rose to $0.26 from $0.21 in the comparison of second quarters for 2008 and 2007, respectively.  The non-GAAP measure, Economic Earnings, adjusts income from continuing operations by eliminating all unrealized gains and losses on commodity derivative transactions and adjusts for realized gains and losses attributed to hedges on inventory transactions. (Please refer to the Explanation and Reconciliation of Non-GAAP Financial Measures at the end of this release.)
 “Performance year-to-date leaves SJI well positioned to achieve its targeted 2008 Economic Earnings per share growth of between 6% and 10% above the 2007 level of $2.09,” said SJI Chairman & CEO Edward Graham. “Strong performance at key non-utility businesses, coupled with a corporate wide focus on boosting efficiency, drove our performance for the second quarter of 2008. Despite the challenges of the current economic environment, SJI continues to have bright prospects for the remainder of 2008 and beyond,” continued Graham.
For the first six months of 2008, SJI produced income from continuing operations of $11.4 million, or $0.38 per share, compared with $38.0 million, or $1.29 per share, for the comparable 2007 period. On an Economic Earnings basis, SJI’s income from continuing operations for the first six months of 2008 totaled $46.8 million, up 4.9% from $44.6 million. Economic Earnings per share from continuing operations for the same periods rose to $1.57 in 2008 from $1.51 in 2007. While Economic Earnings for the first half of 2007 benefited from strong performance at SJRG, that performance also produced related hedge losses of $3.3 million between July and October of 2007. Since 2008’s profits have no offsetting hedge losses affecting future periods, SJI’s Economic Earnings performance for the first half of 2008 reflects a 13% improvement when compared to the results of the same 2007 period net of related, subsequent losses.

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SJI’s Second Quarter 2008 Highlights:

➢	Economic Earnings per share up 21% for the quarter.
➢	Reaffirmed 2008 Economic EPS growth guidance at 6% to 10% above 2007 Economic EPS.
➢	Continued to strengthen the balance sheet: equity-to-capitalization ratio was 51.8% at June 30, 2008 compared with 50.2% at June 30, 2007.
➢	Hedged attractive margins for the 2008-2009 winter season from our combined storage and pipeline capacity assets.

Non-Utility Posts Strong Results: Non-utility operations reported a loss from continuing operations on a GAAP basis of $16.8 million in the second quarter of 2008 compared with $6.9 million of income from continuing operations for the same period in 2007. On an Economic Earnings basis, non-utility income from continuing operations for the second quarter of 2008 was $4.1 million, compared with $2.3 million earned for the second quarter of 2007. The increase in Economic Earnings was due primarily to strong performance at our asset management and marketing, on-site energy production, and appliance service businesses. GAAP results reflected the impact of unrealized losses from mark-to-market accounting. Non-utility operations showed a GAAP loss of $17.1 million and net income of $9.8 million for the first six months of 2008 and 2007, respectively. Economic Earnings from continuing operations at our non-utility businesses grew to $18.3 million for the first six months of 2008, compared with $16.4 million for the same period in 2007. While Economic Earnings for the first six months of 2007 benefited from strong first quarter performance at SJRG, it also produced related hedge losses of $3.3 million between July and October. Performance at our key non-utility business lines was as follows:

•
Asset Management & Marketing - The commodity marketing business added $2.7 million to SJI’s Economic Earnings in the second quarter of 2008, compared with $1.5 million for the second quarter of 2007. The income contribution for the first six months of 2008 was $15.0 million compared with $14.5 million for the same period of 2007. Having 11.7 Bcf of gas storage capacity under management and 111,000 decatherms per day of pipeline capacity creates opportunities for this business to lock in attractive margins resulting from volatility in market pricing. Results for 2008 benefited significantly from the increased value of pipeline capacity, which served to offset market conditions that produced thin margins for storage capacity. We hedge an initial profit margin on each transaction we enter into and then seek to build upon those margins by taking advantage of favorable market conditions. For the upcoming winter season we have already hedged 80% of our storage capacity and 90% of our transportation capacity. Those hedges have locked in $26.3 million of operating income for this business.

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•
On-Site Energy Production - Our on-site energy production business, Marina Energy, contributed $1.2 million to SJI’s bottom line in the second quarter of 2008, compared with $0.8 million in the prior-year period. Marina’s 2008 performance reflected improved operating performance and higher chilled water throughput at our Atlantic City thermal plant. For the year-to-date this business contributed $2.4 million, up from $1.6 million for the same period in 2007.

As announced last week, the fourth quarter 2010 opening of Boyd Gaming’s Echelon Resort in Las Vegas has been pushed back 9 to 12 months and will have a like effect on our joint venture energy project that will serve Echelon. Based on Boyd’s stated commitment to this project, and contracted commitments from both Boyd and Echelon, we remain confident in the project’s ultimate completion and financial benefit to Marina. SJI’s fourth landfill gas-to-electricity project, a joint-venture to develop a two megawatt facility for Salem County, NJ, is on target to be operational during the fall of 2008. We continue to pursue energy project opportunities with a substantial number of proposed gaming projects in Atlantic City, Las Vegas and tribal areas. Marina develops, owns and operates on-site energy plants. We expect these projects to provide annuity-like income streams under long-term contracts.

•
Retail Services – Retail services, which include appliance warranty and repair, HVAC installation and meter reading, contributed $0.2 million in the second quarter 2008 compared with breakeven performance for the prior year period. For the year-to-date 2008, retail services produced $0.9 million of net income compared with $0.3 million for the first six months of 2007. As reported in the first quarter, the combination of new sales campaigns and realized operational efficiencies drove the improved performance.

Utility Business Performance: South Jersey Gas posted second quarter 2008 net income of $3.4 million compared with $3.9 million in the second quarter of 2007. For the first six months of 2008, SJG reported net income of $28.5 million, up from the $28.2 million posted for the same period in 2007. Performance drivers for the quarter and the six months were customer growth and lower interest charges, offset by lower off-system sales, corporate allocations from SJG’s parent, and higher depreciation expense.

Conservation Incentive Program Results – The CIP provided a $2.8 million benefit to SJG’s second quarter net income and $9.0 million for the year-to-date by offsetting the impacts of reduced customer utilization levels. The CIP has enabled SJG to actively promote energy conservation in our service territory, helping our customer’s lower their energy bills. In addition, our customers are also benefiting under the CIP from reduced costs achieved within our gas supply and storage portfolio.
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•      Customer Growth - South Jersey Gas added 4,559 customers during the 12-month period ended June 30, 2008, for a total of 336,410. The 1.4% increase was achieved despite  the significant slowdown in the new housing construction market nationwide. Customers added in the past 12 months are anticipated to contribute approximately $1.6 million to net income annually. Natural gas remains the fuel of choice within our service territory, with over 95% of all new homes constructed using natural gas as their primary heating source. The clean burning characteristics of natural gas and an almost 50% price advantage currently enjoyed by natural gas heat over alternative heating fuels typically used in our market should also support our efforts to acquire new customers in both the new housing and conversion markets. We also expect a continuation of the trend of obtaining strong margins from new commercial customers that we have experienced in recent years. For the future, substantial new economic development planned for the Atlantic City market is also expected to positively impact housing demand in our service territory.

SJI’s Balance Sheet Remains Strong: Our equity-to-capitalization ratio, inclusive of short-term debt, was 51.8% at June 30, 2008, an improvement from 50.2% at the same point in 2007. Strong earnings growth was the primary reason for the improvement. Our goal remains for this ratio to average 50% annually.

Explanation and Reconciliation of Non-GAAP Financial Measures:
This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measures of Economic Earnings, Economic Earnings per share, Non-Utility Economic Earnings, and Asset Management & Marketing Economic Earnings. The accompanying schedule provides a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with United States generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of liquidity or financial performance.

We define Economic Earnings as: Income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses, as applicable and in each case after tax, on all commodity derivative transactions that we are marking to market, and (2) adjusting for realized gains and losses, as applicable and in each case after tax, on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations that we expect to earn related to commodity transactions.  Specifically, we believe that this
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financial measure indicates to investors the profitability of all portions of these transactions and not just the portion that is subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense as to the profitability of our commodity marketing activities, as no change in value is reflected for the non-derivative portion of the transaction.

The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share:

	Three Months Ended
	June 30,
	2008	2007
	(in thousands except for per share data)

(Loss) Income
From Continuing Operations	$(13,281)	$10,810
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	25,573	(6,087)
Realized (Gains)/Losses on
Inventory Injection Hedges	(4,668)	1,473
Economic Earnings	$7,624	$6,196

Earnings per share
From Continuing Operations	$(0.45)	$0.37
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	0.87	(0.21)
Realized (Gains)/Losses on
Inventory Injection Hedges	(0.16)	0.05
Economic Earnings per share	$0.26	$0.21

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From Continuing Operations	$	(16,771)	$6,902
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses		25,573	(6,087)
Realized (Gains)/Losses on
Inventory Injection Hedges		(4,668)	1,473
Non-Utility Economic Earnings		$4,134	$2,288

Asset Management & Marketing (Loss) Income
From Continuing Operations		$(18,162)	$6,090
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses		25,573	(6,087)
Realized (Gains)/Losses on
Inventory Injection Hedges		(4,668)	1,473
Asset Management & Marketing Economic Earnings		$2,743	$1,476

	Six Months Ended
	June 30,
	2008	2007
	(in thousands except for per share data)

Income
From Continuing Operations	$11,431	$37,984
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses	41,115	5,312
Realized (Gains)/Losses on
Inventory Injection Hedges	(5,729)	1,255
Economic Earnings	$46,817	$44,551
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From Continuing Operations		$0.38	$1.29
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses		1.38	0.18
Realized (Gains)/Losses on
Inventory Injection Hedges		(0.19)	0.04
Economic Earnings per share		$1.57	$1.51

Non-Utility (Loss) Income
From Continuing Operations	$	(17,124)	$9,812
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses		41,115	5,312
Realized (Gains)/Losses on
Inventory Injection Hedges		(5,729)	1,255
Non-Utility Economic Earnings		$18,262	$16,379

Asset Management & Marketing (Loss) Income
From Continuing Operations		$(20,431)	$7,944
Minus/Plus:
Unrealized Mark-to-Market
(Gains)/Losses		41,115	5,312
Realized (Gains)/Losses on
Inventory Injection Hedges		(5,729)	1,255
Asset Management & Marketing Economic Earnings		$14,955	$14,511

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Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Thursday, August 7, 2008 at 2:00 pm EDT to discuss the Company’s second quarter 2008 results and future prospects. To participate in the conference call, dial 1-888-679-8033 approximately 15 minutes ahead of the scheduled time and enter the participant passcode 22072514. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com, click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 47327333. SJI encourages shareholders, media and members of the financial community to listen to the conference call or webcast.

Forward-Looking Statement
This news release contains forward-looking statements. All statements other than statements of historical fact included in this press release should be considered forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this press release words such as “anticipate”, “believe”, “expect”, “estimate”, “forecast”, “goal”, “intend”, “objective”, “plan”, “project”, “seek”, “strategy” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; the timing of new projects coming online; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies. SJI assumes no duty to update these statements should actual events differ from expectations.

About South Jersey Industries
South Jersey Industries (NYSE: SJI) is an energy services holding company for utility and non-regulated businesses.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and

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electricity for retail customers and offers energy-related services. Marina Energy develops and operates energy projects including thermal facilities serving hot and chilled water for casinos, cogeneration facilities and landfill gas-to-electricity facilities.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services heating, air conditioning and water heating systems, services appliances, installs solar systems and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended June 30,			Six Months Ended June 30,			Twelve Months Ended June 30,
			Increase			Increase			Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)	2008	2007	(Decrease)
Operating Revenues:
Utility	$93,163	$92,404	$759	$329,575	$357,688	$(28,113)	$582,894	$595,059	$(12,165)
Nonutility	42,677	79,256	(36,579)	154,312	182,398	(28,086)	317,278	350,074	(32,796)

Total Operating Revenues	135,840	171,660	(35,820)	483,887	540,086	(56,199)	900,172	945,133	(44,961)

Operating Expenses:
Cost of Sales - (Excluding Depreciation)
Utility	59,855	60,255	(400)	221,280	253,220	(31,940)	401,555	417,634	(16,079)
Nonutility	63,875	60,349	3,526	169,206	150,853	18,353	291,559	264,290	27,269
Operations	18,888	16,628	2,260	38,882	35,536	3,346	76,923	69,352	7,571
Maintenance	1,635	1,430	205	3,487	2,902	585	6,930	5,670	1,260
Depreciation	7,238	6,891	347	14,425	13,902	523	28,465	27,413	1,052
Energy and Other Taxes	2,116	2,220	(104)	6,982	7,304	(322)	11,861	12,159	(298)

Total Operating Expenses	153,607	147,773	5,834	454,262	463,717	(9,455)	817,293	796,518	20,775

Operating (Loss) Income	(17,767)	23,887	(41,654)	29,625	76,369	(46,744)	82,879	148,615	(65,736)

Other Income and Expense	458	517	(59)	739	882	(143)	2,279	2,760	(481)
Interest Charges	(5,487)	(6,188)	701	(11,501)	(13,157)	1,656	(25,559)	(28,245)	2,686

(Loss) Income Before Income Taxes	(22,796)	18,216	(41,012)	18,863	64,094	(45,231)	59,599	123,130	(63,531)

Income Taxes	9,286	(7,622)	16,908	(7,878)	(26,532)	18,654	(24,402)	(50,583)	26,181
Equity in Earnings of Affilated Companies	229	216	13	446	422	24	909	842	67

(Loss) Income from Continuing Operations	(13,281)	10,810	(24,091)	11,431	37,984	(26,553)	36,106	73,389	(37,283)

Loss from Discontinued Operations - (Net of tax benefit)	(1)	(55)	54	(25)	(203)	178	(213)	(792)	579

Net (Loss) Income	$(13,282)	$10,755	$(24,037)	$11,406	$37,781	$(26,375)	$35,893	$72,597	$(36,704)

Basic Earnings Per Common Share:
Continuing Operations	$(0.447)	$0.367	$(0.814)	$0.385	$1.291	$(0.906)	$1.219	$2.502	$(1.283)
Discontinued Operations	(0.000)	(0.002)	0.002	(0.001)	(0.007)	0.006	(0.007)	(0.027)	$0.020

Basic Earnings Per Common Share	$(0.447)	$0.365	$(0.812)	$0.384	$1.284	$(0.900)	$1.212	$2.475	$(1.263)

Average Common Shares Outstanding - Basic	29,728	29,465	263	29,684	29,414	270	29,615	29,333	282

Diluted Earnings Per Common Share:
Continuing Operations	$(0.447)	$0.366	$(0.813)	$0.383	$1.286	$(0.903)	$1.214	$2.493	$(1.279)
Discontinued Operations	(0.000)	(0.002)	0.002	(0.000)	(0.006)	0.006	(0.007)	(0.027)	$0.020

Diluted Earnings Per Common Share	$(0.447)	$0.364	$(0.811)	$0.383	$1.280	$(0.897)	$1.207	$2.466	$(1.259)

Average Common Shares Outstanding - Diluted	29,728	29,571	157	29,809	29,527	282	29,733	29,442	291

FOR IMMEDIATE RELEASE